(Logo)                                                                Exhibit 99


AT THE COMPANY:                      AT THE FINANCIAL RELATIONS BOARD:
Investor Relations                   Michael Lawson-General Info (212) 661-8030
E-mail: invrel@elcom.com             Elisa Mailman-Analyst Info (212) 661-8030
Investor Relations Voicemail:        Claudine Cornelis-Media Info (212) 661-8030
(781)501-4094

FOR IMMEDIATE RELEASE

      SPECIALIST COMPUTER HOLDINGS (U.K.) SIGNS LETTER OF INTENT TO ACQUIRE
          THE MAJORITY OF ELCOM'S PC REMARKETER BUSINESSES IN THE U.K.

    Proposed Sale of Elcom's U.K.field-based PC Remarketer and Distribution Businesses is Designed to Allow Focus on elcom.com and Internet-based Company
                                   Expansion

NORWOOD, MA, July 13, 1999 - Elcom International, Inc. ("Elcom"); (Nasdaq:ELCO) today announced that it has signed a letter of intent with Specialist Computer Holdings Limited ("SCH") for SCH to acquire Elcom's full service, commercial PC remarketer and distribution businesses in the United Kingdom. The proposed acquisition is subject to the execution of a definitive agreement and does not include the Company's direct sales and marketing groups based in Basingstoke and Redditch. These direct marketing and sales groups are currently generating over $55 Million in annualized revenues and will form the basis for elcom.com to develop its eBusiness infrastructure in the U.K., which is intended to provide a foundation for licensing and remotely-hosting PECOS Internet Procurement Manager, elcom.com's automated procurement system in the U.K. and European marketplace.

The letter of intent provides for payment by SCH of approximately $12 to $13 Million plus the value of associated inventory. Including the write-off of associated goodwill, the transaction is expected to generate a book loss and, if consummated, will result in an increase in the Company's tangible book value of approximately $5 Million and also increase the Company's available working capital by approximately $8 Million. As part of the proposed transaction, the Company will enter into a three year, non-exclusive supply agreement with SCH to be its preferred supplier of PC products in the U.K. In addition to the negotiation and execution of definitive agreements, consummation of these transactions is conditioned upon a number of other customary matters.

Robert J. Crowell, the Company's Chairman and CEO stated, "The sale of this part of our U.K. business will allow us to focus on our emerging Internet business and begin marketing and branding our recently announced PECOS Internet Procurement Manager automated procurement system. We also intend to create an Internet Storefront in the U.K. and look forward to working with Specialist Computer Holdings as our preferred distribution fulfillment partner, allowing the Company to operate with a virtual inventory model in the U.K."

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Peter Rigby,  Specialist Computer Holdings Chairman and CEO said, "Whilst we are the U.K.'s second largest reseller, our perceived strength has been in the Midlands and the North. Elcom's blue chip customer base and technical and services capabilities are predominantly Southern based. Its culture, people skills and logistics are a perfect match to build and extend our added value services offerings in the Home Counties. Signficant investment in people and services will follow to provide our customers and staff with the best possible options from a successful, experienced supplier of technology and quality services."

Mr. Crowell also stated, "We expect to use our direct sales and marketing group in the U.K. and many of the resources of Elcom Services Group, our PC remarketer unit in the U.S., and leverage off our sales personnel in both countries. I expect to begin offering our PECOS Internet Procurement System to many of these customers over the next several months in the U.S. and U.K. as we continue our transition to more of an Internet-based company. Together with our cash availability, the additional working capital generated by this proposed disposition will also help us to begin our marketing campaign and expand elcom.com's Internet-based, automated procurement system's sales and support platform in the U.S. and the U.K."

About Specialist Computer Holdings Limited

Founded in 1975, Specialist Computer Holdings (SCH). SCH is the largest privately owned provider of PC lifecycle products and management services in the U.K. SCH employs over 2,000 people - some 1,000 deployed in service functions - in over 25 locations across the U.K. and last year turned over in excess of half a billion pounds. Financially stable and profitable with no net borrowings, The Group is in the top 400 U.K. companies by turnover and one of the top 10 privately owned U.K. companies. Projected Group turnover post acquisition is (pound)700M in the current financial year.

SCH has pioneered customer care in the Desktop market place since its inception. Its clear and consistent strategic mission is to provide major U.K. corporate companies with a stable, innovative, and flexible IT Business Partner.

About Elcom International, Inc.

Elcom International, Inc. (www.elcominternational.com), through its wholly-owned subsidiaries, develops, licenses, and uses Internet-based eBusiness systems including PECOS Internet Procurement Manager, elcom.com's remotely-hosted automated procurement system. elcom.com, inc., (www.elcom.com), the Company's technology and eBusiness subsidiary, licenses its PECOS technologies to Elcom Services Group's customers and to other companies and competes against companies like Ariba, Inc., Commerce One, and Concur Technologies. elcom.com also operates an Internet storefront through which it offers PC-oriented and office products using the Company's electronic commerce and automated procurement and sourcing technology. In this market sector, elcom.com competes against companies like Value America, Cyberian Outpost, Inc., and Insight Enterprises, Inc. elcom.com's Internet storefront also has an auction site capability and competes against such companies as eBay Inc., uBid Inc., and Multiple Zones International, Inc.

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Statement Under the Private Securities Litigation Reform Act
This press release includes statements that may constitute forward-looking statements. All statements other than statements of historical fact, including, without limitation, those with respect to the Company's objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "intends," "expects," "will," "plans," "anticipates," or similar expressions, are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such risks and uncertainties include: the possibility that definitive agreements regarding the proposed sale may not be reached or a closing may not occur, or that the terms thereof may change, as may the actual level of liabilities retained by the Company, customers' acceptance and usage of the Company's electronic commerce software systems and the impact of competitive technology products as well as factors and other risks detailed in the Company's 1998 Annual Report on Form 10-K and from time to time in the Company's other reports filed with the SEC.